MASTER LEASE AGREEMENT

                    dated as of April 15, 2003 ("Agreement")

         THIS AGREEMENT is between TRANSPORT INTERNATIONAL POOL, INC., a Pennsylvania corporation with offices at 426 West Lancaster Avenue, Devon, Pennsylvania 19333 (as Lessor hereunder together with its successors and assigns, if any, "Lessor") and COVENANT TRANSPORT, INC., Tennessee corporation with offices at 400 Birmingham Highway, Chattanooga, Tennessee 37419 ("Lessee"). This Agreement contains the general terms that apply to the leasing of Vehicles from Lessor to Lessee. Additional Terms that apply to the Vehicles (term, rent, options, etc.) shall be contained on one or more schedules executed by Lessor and Lessee (each schedule being, individually, a "Schedule" and, collectively, the "Schedules") Each Schedule shall incorporate by reference the terms and conditions of this Agreement, Each Schedule, incorporating by reference the Terms and conditions of this Agreement, shall constitute a separate instrument of lease.
1. LEASING.

(a) This Agreement shall be effective from and after the date of execution hereof. Subject to the Terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Vehicles ("Vehicles") described in any Schedule signed by both parties.

(b) The obligation of Lessor to purchase Vehicles from the manufacturer or supplier thereof ("Supplier") and to lease the same to Lessee under any Schedule shall be subject to receipt by Lessor, prior to the Lease Commencement Date (with respect to such Vehicles), of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule relating to the Vehicles then to be leased hereunder, (ii) a Purchase Order Assignment and Consent in the form of Annex B to the applicable Schedule, unless Lessor shall have delivered its purchase order for such Vehicles, (iii) evidence of insurance which complies with the requirements of Section 9, (iv) a Corporate Guaranty (the "Guaranty") in form and substance satisfactory to Lessor, executed by Covenant Transport Inc., a Nevada Corporation ("Guarantor"), and (v) such other documents as Lessor reasonably may request. As a further condition to such obligations of Lessor, Lessee shall, upon delivery of such Vehicles (but not later than the Last Delivery Date specified in the applicable Schedule) execute and deliver to Lessor a Certificate of Acceptance (in the form of Annex C to the applicable Schedule) covering such Vehicles. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Vehicles from the Supplier. Upon execution by Lessee of any Certificate of Acceptance, the Vehicles described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

2.TERM, RENT AND PAYMENT.

(a) The rent payable hereunder (the "Rent") for the Vehicles, and Lessee's right to use the Vehicles, shall begin on the date of delivery of the Vehicles to Lessee as evidenced by the execution by Lessee of the Certificate of Acceptance for such Vehicles ("Lease Commencement Date"). The Term of this Agreement shall be the period specified in the applicable Schedule. The word "Term" shall include the Basic Term and any renewal terms, if applicable.

(b) Lessee shall pay Rent to Lessor at Lessor's address specified above, until otherwise directed by Lessor. Rent payments shall be payable in the amount set forth in, and due by 12 noon on the dates as stated in, the applicable Schedule. If any Advance Rent (as stated in the Schedule) is payable, it shall be due when the Lessee signs the Schedule. Advance Rent shall be applied to the first rent payment and the balance, if any, to the final rent payment(s) under such Schedule. In no event shall any Advance Rent or any other Rent payments be refunded to Lessee.

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(c) Lessor shall not disturb Lessee's quiet enjoyment of the Vehicles during the
Term of the Agreement unless a default has occurred and is continuing under this Agreement or Lessor has terminated this Agreement upon an event of default.

3.RENT ADJUSTMENT.

(a) If, solely as a result of Congressional enactment of any law [including, without Imitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended ("Code")], the maximum effective corporate income tax rate (exclusive of any minimum tax rate) for calendar-year taxpayers ("Effective Rate") is higher than thirty-five percent (35%) for any year during the lease term, then Lessor shall have the right to increase such rent payments by requiring payment of a single additional sum. The additional sum shall be equal to the product of (i) the Effective Rate (expressed as a decimal) for such year less .35 (or, in the event that any adjustment has been made hereunder for any previous year, the Effective Rate (expressed as a decimal) used in calculating the next previous adjustment) times (ii) the adjusted Termination Value (defined below), divided by (iii) the difference between the new Effective Tax Rate (expressed as a decimal and one (1). The adjusted Termination Value shall be the Termination Value (calculated as of the first day of the year for which such adjustment is being made and all future years of the lease term). The Termination Values and Tax Benefits are defined on the Schedule. Lessee shall pay to Lessor the full amount of the additional rent payment on the later of (i) receipt of notice or (ii) the first day of the year for which such adjustment is being made.

(b) Lessee's obligations under this Section 3 shall survive any expiration or termination of this Agreement.


4.TAXES. Lessee shall indemnify and hold Lessor harmless from and against, and shall reimburse Lessor within ten (10) business days of receipt of invoice for all taxes, fees and assessments due, imposed, assessed or levied against any Vehicles (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any Rents or receipts hereunder) and any Schedule, Lessor or Lessee, by any governmental entity or taxing authority during or related to the Term of this Agreement, including, without limitation all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively "Taxes"), or provide proper exemption documentation therefrom. The foregoing notwithstanding, (a) Lessee shall be responsible for filing and paying on behalf of Lessor, all personal property taxes directly to the appropriate taxing authority;(b) Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof, or any other domestic or foreign jurisdiction which are on or measured by the net income, gross income, gross receipts, net worth, or alternative minimum taxable income of Lessor except as provided in
Section 14(c) and (c) Lessor shall bear any Taxes relating to its ownership or disposal of the Vehicles arising after the termination of the Agreement. Lessee shall promptly reimburse Lessor for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Vehicles on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee's payment of Taxes upon request.

5. REPORTS.

(a) If any tax or other lien shall attach to any Vehicles, Lessee shall notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Vehicles on the date of the notice.

(b) Lessee shall deliver to Lessor, complete financial statements, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), of Lessee and Guarantor,

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certified  by a  recognized  firm of  certified  public  accountants  within one hundred twenty (120) days of the close of each fiscal year of such parties. Lessee shall deliver to Lessor copies of the quarterly financial reports of Lessee and of Guarantor, certified by the chief financial or accounting officer of such party, as applicable, within ninety (90) days of the close of each fiscal quarter of such parties.

(c) Lessor may inspect any Vehicles and all maintenance records with respect thereto during normal business hours after giving Lessee reasonable prior notice.

(d) Tennessee is the designated location for reporting Personal Property Tax. Lessee shall promptly notify Lessor in writing of any changes in this location.

(e) If any Vehicle is lost or damaged (where the estimated repair costs would exceed Ten Thousand Dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee shall promptly and fully report the event to Lessor in writing.

(f) If any Vehicle is lost or damaged beyond economic repair, Lessee shall promptly report the event to Lessor in writing.

(g) Lessee shall furnish to Lessor each calendar quarter a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default or event which with notice or lapse of time (or both) would become such a default under this Agreement.

6.DELIVERY, USE AND OPERATION.

(a) The parties acknowledge Lessor is not the manufacturer of the Vehicles and that such Vehicles are accepted by Lessee for lease hereunder "AS-IS, WHERE-IS."

(b) Lessee agrees that the Vehicles shall be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies and Lessee shall not discontinue use of the Vehicles.

(c) Lessee shall keep the Vehicles free and clear of all liens and encumbrances other than those which result from acts of Lessor.

(d) Lessee warrants that the Vehicles shall be used only in the Continental United States, Mexico and Canada and that no more than ten percent (10%) of the Vehicles shall be used outside of the Continental United States at any given time.

(e) Lessee warrants that the Vehicles shall not be operated by any person other than agents, employees or customers of Lessee, each warranted to the knowledge of the Lessee to be a careful, dependable operator not operating under the influence of alcohol or drugs, with a valid license to operate such Vehicles.

(f) Lessee shall comply with all current and future statutes, regulations, rules, ordinances and orders of any governmental or quasi-governmental entity, including without limitation environmental statutes, regulations, rules, ordinances and orders, and safety regulations, affecting the use, operation or maintenance of the Vehicles (collectively "Applicable Laws").

(g) Lessee shall comply with the Vehicle manufacturer's loading limitations, load Vehicles only in accordance with acceptable industry practices and avoid abusive handling and concentrated or excessive loads.

(h) Lessee shall provide Lessor with any Vehicle operation data as may be required by any governmental agency and such data shall be true and accurate.

7.MAINTENANCE.

(a) Lessee shall, at its sole expense, maintain each Vehicle in good operating order and repair, condition and appearance, normal wear and tear excepted.
Lessee shall also maintain the Vehicles in accordance with manufacturers' recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the Term of this Agreement. Upon Lessor's request, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor and maintain each in good manner and appearance. The tags or labels shall be placed in a prominent position on each Vehicle., as mutually agreed between the parties.

(b) Lessee will be solely responsible for ensuring that each Vehicle is in compliance with all Applicable Laws. Any alterations or modifications to the Vehicles that may, at any time during the Term of this Agreement, be required to comply with any Applicable Law shall be made at the expense of Lessee. Lessee shall perform and pay for all required safety inspections and shall maintain proper documentation evidencing said inspections.

(c) Lessee shall not attach or install anything on any Vehicle that shall impair the originally intended function or use of such Vehicles without the prior consent of Lessor. All additions, parts, supplies, accessories, and equipment ("Additions") furnished or attached to any Vehicles that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with Applicable Laws. Lessor hereby consents to the attachment of trailer tracking devices to the vehicles, and acknowledges and agrees that such devices are readily removable and shall remain the property of the Lessee.

(d) Lessee shall inspect, lubricate, and provide maintenance for normal wear and tear as reasonably required to maintain each Vehicle in good repair, mechanical condition, and running order.

(e) Lessee shall replace tires and brakes on each Vehicle in accordance with Federal and state vehicle safety regulations.

(f) Lessee shall provide and maintain proper axle lubricant levels, tire inflation and repair, brake operation and lighting, including bulbs and lens replacement.

(g) Lessee shall maintain each Vehicle in the same condition as on the Lease Commencement Date, excepting normal wear and tear, making all necessary repairs and replacements in compliance with Lessee manufacturer's standard operating practices relating thereto, using only new parts.

(h) Lessee shall not make any structural repairs, including without limitation rail welds, without Lessor's prior written consent. At Lessee's request, Lessor may, but shall not be required to, from time to time, provide maintenance and repair services for which Lessee is responsible under this Agreement, Lessee shall pay for such services in accordance with this Agreement.

(i)Lessee shall permit Lessor, upon 30 days written notice to Lessee, to visit the location where the Vehicles are stored so that Lessor may inspect the Equipment. So long as no Event of Default shall exist and be continuing under this Lease, Lessor's right to inspect shall be limited to one time per calendar year and shall not unreasonably conflict or interfere with the day to day business of the Lessee. If, upon such inspection, Lessor reasonably determines that any Vehicle has not been maintained in a manner consistent with the maintenance standards set forth herein, Lessor may require (at the election of Lessee) either (i) that Lessee diligently and promptly repair such Vehicle, or (ii) that Lessee purchase such Vehicle for the greater of the then Stipulated Loss Value or the Fair Market Value (as such terms are hereinafter defined) of such Vehicle. Upon payment of such sum, the Term of this Agreement as to such Vehicle shall terminate and Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee all of Lessor's right, title and interest in and to the applicable Vehicles. Any transfer of the Vehicles from Lessor to Lessee pursuant to this Agreement shall be "AS IS, WHERE IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY AS TO ITS CONDITION OR ANY OTHER MATTER WHATSOEVER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE, EXCEPT THAT LESSOR'S RIGHT, TITLE AND INTEREST IS CONVEYED FREE OF ANY LIENS ARISING FROM, BY OR THROUGH LESSOR OR ITS ACTS OR OMISSIONS.

8.STIPULATED LOSS VALUE. If for any reason any Vehicle becomes worn out, lost, stolen, destroyed, irreparably damaged or unusable ("Casualty Occurrences"), Lessee shall promptly notify Lessor in writing of such Casualty Occurrence, including such information as reasonably may be required by Lessor with respect to the specifics of such Casualty Occurrence. Lessee shall pay Lessor the sum of
(x) the Stipulated Loss Value of the affected Vehicle determined in accordance with Annex D of the applicable Schedule (the "Stipulated Loss Value") as of the Rent Payment Date next preceding the Casualty Occurrence; and (y) all Rent and other amounts which are then due under this Agreement on the Payment Date for the affected Vehicle ("Casualty Value"). The "Payment Date" shall be the Rent Payment Date next preceding after the Casualty Occurrence. There will be no abatement of Rent with respect to any affected Vehicles until Lessor is compensated as provided in this Section. Upon payment of all sums then due hereunder with respect to the affected Vehicles, the Term of this Agreement as to such Vehicles shall terminate and (except in the case of the loss, theft or complete destruction of such Vehicles) Lessor shall be entitled to recover possession of such Vehicles.

9. INSURANCE.

(a) Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any Vehicle from any cause whatsoever from the Lease Commencement Date.

(b) Lessee shall at its sole cost and expense procure, and keep in full force and effect from the Lease Commencement Date until the return of all Vehicles, valid Business Auto Liability insurance and Business Auto Physical Damage or its equivalent satisfactory to Lessor with coverage for: (i) hired autos (trailers) for bodily injury and property damage liability, with a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence or, if any Vehicle is used to haul or store acceptable hazardous materials, a minimum combined single limit of Five Million Dollars ($5,000,000) per occurrence and either an Environmental Impairment Liability or Broadened Pollution Liability endorsement equal to the combined single limit per occurrence or a separate policy for Environmental Impairment Liability or Broadened Pollution Liability with a minimum combined single limit of Five Million Dollars ($5,000,000) per occurrence; (ii) hired autos (trailers) for physical damage providing collision and comprehensive coverage with limits equal to the greater of the Stipulated Loss Value or the Fair Market Value of the Vehicles, with Lessor as loss payee; and (iii) Commercial General Liability for contractual liability coverage for hold harmless agreements, with a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence. . Notwithstanding the requirements of
Section 9(b)(ii), so long as no Default has occurred and is continuing under this Agreement, Lessee may self insure with respect to the insurance coverage otherwise required pursuant to Section 9(b)(ii). Each of the foregoing

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liability policies shall name Lessor as an additional insured. All such policies shall be with companies, and on terms, satisfactory to Lessor. No insurance shall be subject to any co-insurance clause. All policies required herein shall require written notice to Lessor at least thirty (30) days prior to cancellation or material change. Prior to the Lease Commencement Date, Lessee shall deliver to Lessor a valid certificate of insurance evidencing insurance coverage in compliance herewith. .

(c) Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments'. Lessor shall not act as Lessee's attorney-in-fact unless Lessee is in default under Section 11 hereof. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee shall not make adjustments with insurers except with respect to claims for damage to any Vehicle where the repair costs are less than Ten Thousand Dollars ($10,000). Lessor may, at its option, apply proceeds of physical damage insurance, in whole or in part, to (i) repair or replace the Vehicles or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor under this Agreement.

10. RETURN OF VEHICLES.

(a) Upon expiration or earlier termination of the Term with respect to each applicable Schedule (subject to Section 20 hereof), Lessee shall return each Vehicle described on such Schedule to Lessor, free and clear of all liens and encumbrances, at locations mutually agreeable to Lessor and Lessee (which shall include Lessee's terminals in Chattanooga TN, Little Rock, AR and Fontana, CA_) and in the condition set forth on Annex E to the Schedule, with all Lessee identification, logos and decals, together with any residue therefrom, removed to Lessor's satisfaction, and otherwise in accordance with any maintenance addendum executed in connection herewith. Lessor may store the Vehicles at such locations for up to 120 days at no charge. If upon return, any Vehicle has logos, markings or is painted any color other than white, Lessee shall pay Lessor the cost of logo removal and repainting. If upon return, any Vehicle has mudflaps with logos or other markings, Lessee shall pay Lessor the cost of replacing such mudflaps. Upon termination of this Agreement in any manner permitted hereunder, or upon the return of any Vehicle, Lessee shall deliver said Vehicle to Lessor at any Lessor branch location, provided however that Lessee shall not return more than fifty (50) Vehicles per branch per calendar quarter without prior written consent of Lessor. In the event Lessee returns more than said amount at any location, Lessee shall pay all costs incurred by Lessor in returning said Vehicle to an acceptable location. Any Vehicle not returned in good operating condition and otherwise as set forth herein shall remain leased hereunder and Lessee shall continue to pay lease payments required hereunder until the required repairs are completed by Lessee in a manner acceptable to Lessor or Lessee pays Lessor the actual or estimated cost of repair or Lessee purchases the Vehicle in accordance herewith, provided however such lease payments shall be abated in the event that Lessee disputes in good faith such condition.

(b) Until Lessee had fully complied with the requirements of Section 10(a) above, Lessee's Rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding the expiration or termination of the Term. Lessor may terminate Lessee's right to use the Vehicles upon ten (10) days' notice to Lessee.

(c) Lessee shall make a sampling (sample subject to a mutually agreed upon number) of the Vehicles available from time to time for on-site operational inspections by Lessor at least ninety (90) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable notice prior to any inspection. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems of such Vehicle. Lessor's right to inspect shall not unreasonably conflict or interfere with the day-to-day business of the Lessee.

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11. DEFAULT AND REMEDIES.

(a) Lessor may in writing declare this Agreement In default ("Default") if: (1) Lessee breaches its obligation to pay Rent or any other sum when due and fails to cure the breach within ten (10) days; (2) Lessee breaches any of its insurance obligations under Section 9; (3) Lessee breaches any of its other obligations hereunder and fails to cure that breach within thirty (30) days after written notice from Lessor; (4) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; (5) Lessee becomes insolvent or ceases to do business as a going concern; (6) any Vehicle is illegally used; (7) a petition is filed by or against Lessee or Guarantor under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date; (8) there is a default in or a revocation or anticipatory repudiation of Guarantor's obligations under the Guaranty; (9) Lessee or Guarantor shall be in default under any material obligation and the applicable grace period with respect thereto shall have expired and such default shall not have been waived or cured; (10) Lessee or Guarantor shall have terminated its existence, consolidated with, merged into or conveyed or leased substantially all of its assets as an entirety to any person (such actions being referred to as an "Event"), unless not less than sixty (60) days prior to such Event: (x) such person is organized and existing under the laws of the United States or any state, and executes and delivers to Lessor an agreement containing an effective assumption by such person of the due and punctual performance of this Agreement or guaranty thereof, as the case may be, and (y) Lessor is reasonably satisfied as to the credit worthiness of such person; (11) Lessee or Guarantor is a privately held corporation and effective control of Lessee's or any guarantor's voting capital stock, issued and outstanding from time to time, is not retained by the present stockholders (unless Lessee shall have provided sixty (60) days' prior written notice to
Lessor of the proposed disposition of stock and Lessor shall have consented thereto in writing). Any provision of this Agreement to the contrary notwithstanding, Lessor may exercise all rights and remedies hereunder independently with respect to each Schedule.

(b) After a Default, at the request of Lessor, Lessee shall comply with the provisions of Section 10(a). Lessee hereby authorizes Lessor to peacefully enter any premises where any Vehicles may be and take possession of the Vehicles. After a Default, Lessee shall immediately pay to Lessor without further demand as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Vehicles (calculated as of the Rent Payment Date next preceding the declaration of default), and all Rents and other sums then due under this Agreement and all Schedules for periods up to such Rent Payment Date. Lessor may cancel this Agreement as to any or all of the Vehicles. A cancellation shall occur only upon written notice by Lessor to Lessee and only as to the Vehicle specified in any such notice. Lessor may, but shall not be required to, sell Vehicles and its contents, if any, at private or public sale, in bulk or in parcels, with or without notice, and without having the Vehicles present at the place of sale. Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Vehicles. Lessor may use Lessees premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise.

(c) The proceeds of sale, lease or other disposition (other than a purchase by Lessee), if any, shall be applied in the following order of priorities: (1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Vehicles, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; (3) to reimburse Lessee for any amount paid as liquidated damages, and (4) any surplus shall be retained by Lessor. Lessee shall immediately pay any deficiency in clauses (1) and (2) above.

(d) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time end place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual expenses including attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

(e) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

12. ASSIGNMENT.

(a) LESSEE SHALL NOT SELL, TRANSFER, ASSIGN OR ENCUMBER ANY VEHICLES OR THE INTEREST OF LESSEE IN THE VEHICLES OR IN THIS AGREEMENT, OR SUBLEASE OR OTHERWISE PERMIT THE USE OF THE VEHICLES BY A THIRD PARTY (OTHER THAN PARTIES IDENTIFIED IN SECTION 6(g)), WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR.

(b) Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee shall pay all Rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Each Schedule, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and the Lessor named therein or its assignee shall have all rights as "Lessor" thereunder, separately exercisable by such named Lessor or assignee, as the case may be, exclusively and independently of Lessor or any assignee with respect to other Schedules executed pursuant hereto. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

13. NET LEASE. This Agreement is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, said Rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. This Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Vehicles from whatsoever cause. It is the intention of the parties that Rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

14. INDEMNIFICATION.

(a) Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after-tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to this Agreement or the use, operation or ownership of the Vehicles during the Term of this Agreement, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessor's gross negligence or willful misconduct or relate directly or indirectly to Taxes ("Claims"). This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Vehicles, the ownership of Vehicles during the Term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Vehicles (including, without limitation, latent and other defects, whether or not discoverable by Lessor or

Lessee and any claim for patent, trademark or copyright infringement or environmental damage), or (ii) any loss or damage Lessor may sustain as a result of any damage to or loss of any Vehicle arising during the Term due to the transport, loading or storage of Ultrahazardous Materials (as hereinafter defined), or (iii) any loss, claim, liability, damages, expense or disbursement, penalty or fine, disposal, remediation or corrective action cost, or forfeiture or seizure that may arise in whole or in part from the use or condition, actual or alleged, of any Vehicle during the Term for the transport, loading or storage of Ultrahazardous Materials or the failure, actual or alleged, of Lessee to use any such Vehicles in compliance with Applicable Laws. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

(b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any Vehicle, such unit shall qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("Tax Benefits") in the hands of Lessor, and (ii) at no time during the Term of this Agreement shall Lessee take or omit to take, nor shall it permit any assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or by this Agreement), which shall result in the disqualification of any Vehicle for, or recapture of, all or any portion of such Tax Benefits.

(c) (1) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (A) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Vehicle, or (B) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed, adjusted or required to be recaptured by the Internal Revenue Service , or (2) Lessor shall become liable for additional tax as a result of Lessee having added an attachment or made an alteration to the Vehicles, including (without limitation) any such attachment or alteration which would increase the productivity or capability of the Vehicles so as to violate the provisions of Rev. Proc. 75-21, 1975-1 C.B. 715, or Rev. Proc. 79-48, 1979-2
C.B. 529 (as either or both may hereafter be modified or superceded); (any such determination, disallowance, adjustment, recalculation or recapture being a "Loss"); then Lessee shall pay to Lessor, as an indemnity and as additional Rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including tax rates as were used by Lessor in originally evaluating the transaction ("Net Economic Return").

(d) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor's rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

15. DISCLAIMER. LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE VEHICLES WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE VEHICLES LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, during the Term of this Agreement and any renewal thereof or holdover period, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following (1) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Vehicles, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Vehicles, or any other circumstance in connection with the Vehicles; (2) the use, operation or performance of any Vehicles or any risks relating to it; (3) any interruption of service, loss of business or anticipated profits or consequential damages; or
(4) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Vehicles. If, and so long as, no default exists under this Agreement, Lessee shall be, and hereby is, authorized during the Term of this Agreement to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Vehicles at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.

16. REPRESENTATIONS AND WARRANTIES OF LESSEE. Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the date of execution of each Schedule.

(a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "Documents"). Lessee is a corporation duly organized under the laws of the state specified in the first paragraph hereof, duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Garage Location of the Vehicles is or is to be located, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect.

(b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

(c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

(d) The entry into and performance by Lessee of the Documents shall not: (i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or bylaws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Vehicles pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

(e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee shall have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

(f) The Vehicles shall remain tangible personal property.

(g) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change.

(h) Lessee is and shall be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Agreement).

(i) The Vehicles shall at all times be used for commercial or business purposes.

17.LIMITATION OF LIABILITY. Lessor shall not be liable in connection with this Agreement for incidental, special, indirect, consequential or exemplary damages of any kind, including without limitation, lost profits and business interruption damages, suffered by Lessee or any other party. Lessee shall indemnify and hold Lessor harmless from and against all claims arising out of any such losses or damages. No right of Lessor under this Section 17 may be waived unless in writing and signed by a corporate officer of Lessor.

18.HAZARDOUS MATERIALS.

(a) Lessee shall not transport, load or store in or on any Vehicle any ultrahazardous materials, medical wastes, hazardous wastes, infectious materials, poisonous gases, radioactive materials, or explosives (collectively "Ultrahazardous Materials"). If Lessor determines that any vehicle has been used for such purposes, Lessor, in its sole discretion, may require Lessee to purchase the Vehicle at the greater of the then Stipulated Loss Value or the Fair Market Value of such Vehicle. As used herein, "Fair Market Value" shall mean the price that a willing buyer (who is neither a lessee in possession nor a used vehicle dealer) would pay for the Vehicles in an arm's-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value, the Vehicles shall be assumed to be in the condition in which they are required to be maintained and returned under this Agreement. If Lessor and Lessee are unable to agree on the Fair Market Value, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value within thirty (30) days of such appointment. The independent appraiser's determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

(b) If any Vehicle is damaged, contaminated, stained, soiled or tainted as a result of transporting, loading or storing Ultrahazardous Materials, Lessee shall, at Lessee's sole expense, promptly restore such Vehicle to its original condition and, if decontaminated, provide proof of such decontamination including, without limitation, methodology and pre and post decontamination sampling results. Lessor, in its sole discretion and at Lessee's sole cost, may have any Vehicle inspected and tested for any hazardous substance or material by any inspector of Lessor's choosing. If Lessee falls to restore any such damaged, contaminated, stained soiled or tainted Vehicle within seven (7) business days of Lessor's demand therefor, Lessor may at its sole discretion (i) require Lessee to purchase the Vehicle at the greater of the then Stipulated Loss Value or the Fair Market Value of such Vehicle prior to use for such purposes, or (ii) restore such Vehicle and invoice Lessee for costs incurred.

19.LICENSES. Lessee, at its sole cost and expense, shall procure licenses and registrations required for the lawful operation of each Vehicle. Increases in license and registration fees during the Term shall be the responsibility of Lessee and shall be billed to Lessee at the beginning of each license period. If registration or testing is required during the Term, Lessee shall, at Lessor's direction, deliver the Vehicles to the test stations during the required testing period and take repossession upon the conclusion of registration and/or testing for the remaining Term.

20. [INTENTIONALLY OMITTED]

21.MISCELLANEOUS.

(a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLSHED

BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b) The Vehicles shall remain Lessor's property and Lessee shall only have the right to use the Vehicles as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Vehicles hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Vehicles shall at all times remain personal property of Lessor even though it may be attached to real property. The Vehicles shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property.

(c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right at any other time to demand strict compliance with this Agreement.

(d) Lessee agrees, upon Lessors request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor.

(e) All notices required to be given hereunder shall be deemed adequately given if personally delivered or sent by certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing

(f) This Agreement and any Schedule thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR
MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. Lessor's obligations to acquire and lease specific Vehicles shall be conditioned upon Lessee providing to Lessor such information with respect to Lessee's financial condition as Lessor may require, and Lessor being satisfied that there shall have been no material adverse change in the business or financial condition of Lessee from the date of execution hereof. Notwithstanding anything else to the contrary during the Term of this Agreement, the obligations of the Lessee under Sections 4, 10 and 14 which accrue during the Term of this Agreement and obligations which by their express Terms survive the termination of this Agreement, shall survive the termination of this Agreement.

(h) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance, together with interest thereon at the Late Rate (as hereinafter defined), shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

(i) Any Rent or other amount not paid to Lessor within three days when due shall bear interest, from the due date until paid, at the lesser of the prime rate (as reported in the Wall Street Journal from time-to-time as representing the prime rate on corporate loans at large U.S. money center commercial banks) plus 2% or the maximum rate allowed by law (the "Late Rate"), so long as Lessot has fulfilled its obligation to issue monthly invoices to Lessee under this Agreement.

(j) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Vehicles hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

(k) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

22.INVESTMENT STATUS. (i) No part of the funds used by the Lessor to acquire any interest in this Agreement constitutes assets of any "employee benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended, or any other entity subject to Section 4975 of the Code; (ii) neither he Lessor nor anyone authorized by it has sold or offered any interest in this Agreement or any part thereof to, or has solicited any offer to acquire any of the same from, or has otherwise dealt in respect thereof with, any Persons so as to bring the sale of any interest in the Lease or any part thereof within the provisions of Section5 of the Securities Act of 1933 or within the provisions of any similar state law; and (c) the Lessor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the Lessor is not subject to regulation as a "Holding Company," an "affiliate" of a "Holding Company" or a "Subsidiary Company" of a "Holding Company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

23.CHOICE OF LAW; JURISDICTION.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE VEHICLES. The parties agree that any action or proceeding arising out of or relating to this Agreement shall be commenced in the courts having situs in the Eastern District of Pennsylvania and Chester County, Pennsylvania.

     IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written.


LESSOR:                                   LESSEE:

TRANSPORT INTERNATIONAL. POOL. INC.       COVENANT TRANSPORT, INC.,

                                          A Tennessee Corporation
By: /s/ Bob Williams                      By: /s/ Joey B. Hogan
   --------------------------------          ------------------------
Name:  Bob Williams                       Name: Joey B. Hogan
Title: SR VP, TIP Sales                   Title: Senior VP/CFO